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Exhibit 99.2

Press Release issued by Sapient Corporation on January 3, 2000 announcing appointment of Edward G. Goldfinger as Chief Financial Officer and appointment of Susan D. Johnson as Senior Vice President.


CAMBRIDGE, Mass. - January 3, 2000 - Sapient Corporation (NASDAQ: SAPE), a leading e-services consultancy, today announced that Edward G. Goldfinger, former vice president and CFO of Pepsi-Cola International for the South American and Caribbean regions, has been appointed as chief financial officer. Goldfinger will be responsible for the overall financial management of Sapient, including its domestic and international expansion, as well as the company's banking and investor relations. He will report to Jerry A. Greenberg, co-chief executive officer and co-chairman of Sapient.

"We are excited to have Ed join the team," said Greenberg. "We look forward to leveraging his deep international experience and business development skills to build the needed infrastructure to support our leading position in the burgeoning e-services market."

An executive of PepsiCo for nine years, Goldfinger spent the last six years at Pepsi-Cola International. In his most recent position as CFO for the South American and Caribbean regions, his responsibilities included strategy and business development, oversight of financial planning, processes and controls, and information technology. He played a critical role over the past few years in restructuring and improving the financial health of the bottling systems in these regions. Prior to Pepsi-Cola, Goldfinger worked for seven years with KPMG Peat Marwick and was a CPA in the state of Connecticut. He holds a Bachelors of Science degree in Economics from the Wharton School at the University of Pennsylvania.

Sapient also announced that Susan D. Johnson, who has served as Sapient's CFO since 1994, will be assuming the position of senior vice president, responsible for corporate development and strategic growth initiatives. Johnson will work closely with Greenberg and Bruce D. Parker, executive vice president.

During her tenure as CFO, Johnson played a critical role in preparing for and executing Sapient's initial public offering in early 1996, as well implementing the infrastructure to help the company manage its rapid evolution into a leading e-services consultancy. Under Johnson's leadership, Sapient has grown from less than 50 people to nearly 2,000, with revenue of $195 million in the first nine months of 1999.

"Sue's done an outstanding job for us as CFO over the last six years. She has played key roles in many areas, including our corporate development and strategic growth activities. Now she will be able to focus in those areas exclusively, strengthening our leadership team to maintain Sapient's track record of consistent growth, profitability, and thought leadership," said Greenberg.



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ABOUT SAPIENT

Sapient is a leading e-services consultancy providing Internet strategy consulting and sophisticated Internet-based solutions to Global 1000 companies and startup businesses. Sapient helps clients define their Internet strategies and design, architect, develop and implement solutions to execute those strategies. Founded in 1991, Sapient has been providing Internet solutions for more than five years and employs nearly 2,000 people in offices in Cambridge, Mass., the company's headquarters, as well as London, Sydney, Milan, New York, San Francisco, Chicago, Atlanta, Dallas, Los Angeles and Washington D.C. More information on Sapient can be found at www.sapient.com.

Sapient is a registered servicemark of Sapient Corporation. All other product, service and company names are trademarks or servicemarks of their respective owners.




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